UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2013

NATIONSTAR MORTGAGE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35449	45-2156869
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 Highland Drive

Lewisville, Texas 75067

(Address of principal executive offices)

(469) 549-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 31, 2013, Nationstar Mortgage LLC, a Delaware limited liability company and an indirectly held, wholly-owned subsidiary of Nationstar Mortgage Holdings Inc. (“Nationstar”), completed the previously announced acquisition (the “Acquisition”) of the loan origination operations and certain assets of Greenlight Financial Services, a residential mortgage originator (“Greenlight”). The Acquisition was effected pursuant to the terms of the previously disclosed Acquisition Agreement, dated as of May 6, 2013, among Greenlight, Joann Pham and Nationstar. The assets acquired from Greenlight consist of certain personal property and equipment, intellectual property (including the Greenlight trademark), prepaid expenses and unfunded loan pipeline. Certain post-closing liabilities related to these assets were also assumed as part of the transaction. The aggregate purchase price for these assets was $75 million, $65 million of which was paid on May 31, 2013, with the balance payable following the closing subject to certain contingencies. Nationstar also offered employment to substantially all of Greenlight’s employees in connection with the closing of the transaction.

Item 8.01 Other Events.

On June 3, 2013, Nationstar issued a press release announcing the completion of the Acquisition. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

Nationstar will file by amendment to this Current Report on Form 8-K the financial statements required by this Item 9.01(a) not later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(b) Pro Forma Financial Information

Nationstar will file by amendment to this Current Report on Form 8-K the pro forma financial information required by this Item 9.01(b) not later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(c) Not applicable.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release of Nationstar Mortgage Holdings Inc., dated as of June 3, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nationstar Mortgage Holdings Inc.

Date: June 3, 2013	By:	/s/ David Hisey

David Hisey Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Nationstar Mortgage Holdings Inc., dated as of June 3, 2013